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                    July 18, 2022

       Sally Lo
       Chief Executive Officer
       DH Enchantment, Inc.
       Unit A, 13/F, Gee Luen Factory Building
       316-318 Kwun Tong Road
       Kowloon, Hong Kong

                                                        Re: DH Enchantment,
Inc.
                                                            Registration
Statement on Form 10-12G
                                                            Filed August 4,
2021
                                                            File No. 000-56322

       Dear Ms. Lo:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services
       cc:                                              Jenny Chen-Drake